SEVERANCE AGREEMENT
This SEVERANCE AGREEMENT (this “Agreement”) is made and entered into this 7th day of March, 2017 (the “Effective Date”), by and among Nexsan Corporation (the “Company”), Robert B. Fernander (“Executive”), and Imation Corporation (“Imation”).
RECITALS
WHEREAS, reference is made to that certain Stock Purchase Agreement, dated as of November 22, 2016, by and between Imation and NXSN Acquisition Corp. (the “Stock Purchase Agreement”);
WHEREAS, further reference is made to that certain Employment Agreement, dated November 22, 2016 by and between the Company, Executive and, solely with respect to Section 3, 4, 9(b), and 10 thereof, Imation (the “Initial Employment Agreement”), which Initial Employment Agreement provided for Executive’s employment by the Company following the consummation of the transactions contemplated by the Stock Purchase Agreement (the “Closing”);
WHEREAS, the Closing occurred on January 23, 2017;
WHEREAS, in connection with the Closing, on January 23, 2017, the Company, Executive, Imation and Clint Parsley, as escrow agent (“Escrow Agent”) entered into that certain Escrow Agreement with Contract Attached (the “Escrow Agreement”) which amended the Initial Employment Agreement and provided for the escrow of certain funds deposited with the Escrow Agent as contemplated by the Initial Employment Agreement;
WHEREAS, the Initial Employment Agreement as amended by the Escrow Agreement and together with the Escrow Agreement is referred to herein collectively as the “Employment Agreement” and capitalized terms used in this Agreement and not otherwise defined herein shall have the definitions ascribed to such terms in the Employment Agreement; and
WHEREAS, the parties desire to set forth the terms and conditions of their agreements in connection with Executive’s termination of employment with the Company;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company, Executive and Imation agree as follows:
1.Termination Date. Executive and the Company hereby mutually agree that Executive’s employment with the Company (including any subsidiary or affiliate of the Company) is hereby terminated effective as of March 7, 2017 (the “Date of Termination”). Effective on the Date of Termination and without any further action required on the part of Executive, Executive hereby resigns all employment with the Company, including his position as the Interim Chief Executive Officer of the Company, and all of his positions as an officer or director of the Company or of any of the Company’s subsidiaries.

2.    Accrued Rights. Executive shall receive Executive’s accrued, but unpaid wages earned through the Date of Termination, and any accrued but unused vacation, in each case, less applicable taxes and withholdings, payable in accordance with the Company’s standard payroll schedule and procedures. In addition, in accordance with the Company’s policies, Executive shall receive payment for any reasonable expenses incurred by Executive but which have not been reimbursed. The parties also acknowledge that Executive shall retain his rights in and to his vested 401(k) account under the Company’s 401(k) plan, in accordance with the terms of such plan (including, any rights under the plan to rollover or otherwise dispose of such account in accordance with applicable law). Except as expressly set forth in this Section 2, Executive acknowledges that there are no other Accrued Rights.
3.    Severance Payment.
(a)    Severance Agreement. This Agreement constitutes the Severance Agreement contemplated in the Employment Agreement.
(b)    Severance Payment. Subject to (i) the obligations and restrictions set forth in subparagraph (c) below and elsewhere in this Agreement, and (ii) Executive’s non-revocation of and continued compliance with this Agreement, Executive shall be entitled to a severance payment equal to $300,000, subject to all applicable taxes and withholdings (“Severance Payment”), payable no earlier than five (5) days following the expiration date of the Revocation Period (as defined below). The Severance Payment shall be payable by the disbursement from the Escrow Fund pursuant to Section 5(b)(i) of the Escrow Agreement. In connection with such payment by the Escrow Agent, the Escrow Agent shall disburse from the Escrow Fund and pay to the Payroll Provider all applicable taxes and withholdings withheld from the Severance Payment. The parties hereto agree to execute and jointly deliver to the Escrow Agent the joint escrow disbursement instructions in the form set forth on Exhibit A hereto, such instructions to be delivered to the Escrow Agent no earlier than the day following the expiration of the Revocation Period (provided no such revocation has occurred). The parties hereby irrevocably agree that after payment of the Severance Payment from the Escrow Fund and the disbursement and payment of all applicable taxes and withholdings to the Payroll Provider from the Escrow Fund, the remaining $150,000 of the Escrow Fund shall continue to be held by the Escrow Agent and disbursed in accordance with the escrow disbursement instructions set forth in Exhibit A. Except as provided in this Section 3(b), the parties agree not to make any other escrow disbursement instructions except and only to the extent Escrow Agent has requested clarification of the escrow disbursement instructions delivered pursuant to this Section 3(b), and in such case, that the parties shall agree upon further instructions consistent with this Section and Exhibit A.
(c)    Continuing Obligations. Notwithstanding the termination of Executive’s employment, Executive agrees that the Severance Payment is intended solely to provide a financial cushion while Executive searches for new non-competitive employment and, therefore, Executive’s entitlement to receive or retain all or any portion of the Severance Payment is expressly conditioned upon and limited by the Executive complying in all respects with the obligations set forth in the Employment Agreement, the Escrow Agreement and this Agreement, including, but not limited to, the obligations under the Release in Section 4, and the obligations under the non-disparagement, non-solicitation and non-competition sections hereof and the Proprietary Information Agreement. Executive forfeits the Severance Payment in the event of any revocation or rescission of the Release or this Agreement, or any breach or other failure to comply with the terms and conditions hereof or of the Proprietary Information Agreement, and in such event, will be obligated to return the Severance Payment, or any part thereof, received.
(d)    Condition Precedent to this Agreement. It shall be a condition precedent to this Agreement (and any payment hereunder) that Executive shall not have filed or otherwise commenced any complaint, suit, action, hearing or other proceeding whatsoever with any local, state or federal court or agency or any private arbitration panel against or relating to the Company and/or its affiliates and that Executive has not breached in any manner the Employment, Agreement or the Proprietary Information Agreement. Executive represents and warrants that he has not, and shall not, file or otherwise commence any complaint, suit, action, hearing or other proceeding whatsoever with any local, state or federal court or agency or any private arbitration panel (provided, however, that in the event the Company materially breaches this Agreement, Executive may bring an action to enforce the terms hereof). Executive further represents and warrants that he has not, and shall not, breach any of the continuing obligations under the Employment Agreement or the Proprietary Information Agreement or any Company policies.
4.    Release. Without limiting the other terms and provisions hereof, the releases, waivers and agreements set forth in this Section 4 (this “Release”) are a condition precedent to the receipt and retention of any Severance Payment.
(a)    Executive agrees that in exchange for the compensation paid to Executive under the terms of this Agreement, Executive releases and discharges the Company and its subsidiaries, parents, affiliated companies, Imation, and their respective officers, employees, agents, fiduciaries, insurers, representatives, shareholders, directors, successors, and/or assigns, in any and all capacities, (collectively, the “Released Parties”) from all liability, to the fullest extent permitted by law, for any and all claims, actions, causes of action, promises, agreements, damages, or costs or expenses of any kind, whether known or unknown, under any theory of pleading or proof, arising from or relating to Executive’s employment with the Company, the termination of Executive’s employment with the Company, and any other actions, decisions, alleged omissions, or events occurring through the date of Executive’s signing of this Agreement. Executive understand and agree that Executive’s release of claims in this Agreement includes, but is not limited to, any claims arising under or based upon the Age Discrimination in Employment Act; Older Worker Benefits Protection Act, Americans With Disabilities Act; Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Occupational Safety and Health Act, as amended; the Employment Retirement Income Security Act; the Family and Medical Leave Act; any provision of the Minnesota, Texas, California or federal Constitutions; or any other federal, state, or local, statute, regulation, rule, ordinance, or law.
(b)    Executive also agrees and understands that except as expressly reserved in this Agreement, Executive is giving up all other claims against the Released Parties, whether grounded in contract, tort or equitable theories (including but not limited to negligence), to the fullest extent permitted by law, including but not limited to: wrongful discharge; breach of express or implied contract; tortious interference with contractual relations or economic advantage; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; conspiracy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; harassment; claims for unpaid compensation (including, but not limited to any claim for severance, commissions, bonus, accumulated leave, or benefits); discharge in violation of public policy; whistleblower retaliation; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable, including, but not limited to, any claims for damages, declaratory or injunctive relief of any kind, or attorneys’ fees.
(c)    Notwithstanding the foregoing, nothing in this Agreement shall be deemed to terminate or reduce in any way any right Executive might have to indemnification or a defense from the Company under the provisions of the Delaware General Corporation Law or the Company Certificate of Incorporation or Bylaws, or under the provisions of any errors and omissions policy that provides indemnification or a defense for officers and directors, each as in effect on the Date of Termination, for acts, omissions or events that occurred or are alleged to have occurred prior to the Date of Termination. Nothing in this Release or in this Agreement shall be deemed to terminate or reduce Executive’s right to a defense or indemnification, provided by Imation or its insurers, in relation to any currently pending or future legal or administrative action.
(d)    Nothing in this Agreement is intended to constitute an unlawful waiver of any of Executive’s rights under any laws, or any waiver or release of Executive’s rights under this Agreement, or any waiver or release of Executive’s rights in and to his vested 401(k) plan benefits. Notwithstanding any other language in this Agreement that might appear to the contrary, nothing stated herein is intended to release, waive or excuse the Company or any third-party administrator from any obligations or fiduciary duties owed to Executive related to any vested 401(k) plan benefits (for example and without limitation, the obligations to make all deposits, report information, and comply with any lawful requests by Executive for information, rollover, commencement of payments from Executive’s 401(k) plan account, or any other lawful disposition thereof , in each case in accordance with the Company’s 401(k) plan).
(e)    The Company represents that it has no actual knowledge of any claims against Executive for breach of Executive’s duties to the Company based on any acts or omissions by Executive as Interim CEO or as a director of the Company (provided that no knowledge of Executive shall be imputed to the Company). Subject to the condition that Executive execute and deliver this Agreement and not revoke this Agreement under Section 12, the Company releases and discharges Executive from any liability for any acts or omissions in his capacity as an officer or director of the Company, if and to the extent Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that this Section 4(e) shall not eliminate or limit the liability of Executive to the extent such liability could not be eliminated or limited under Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”). For the avoidance of doubt, and notwithstanding anything else in this Agreement to the contrary, the DGCL shall govern all claims referenced in this Section 4(e).

5.    Non-Disparagement. Following Executive’s employment with the Company, Executive agrees not to defame, disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its officers, directors, agents, assigns, subsidiaries, parent, or other affiliates (and their respective direct and indirect shareholders, members and partners, and directors and officers) in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time. Notwithstanding the foregoing sentence, Executive may confer in confidence with Executive’s advisors and make truthful statements as required by law or to the Board.
6.    Non-Solicitation.
(a)    During the Restricted Period (as defined below), Executive shall not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly;
(i)    solicit or explicitly encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates;
(ii)    hire any such employee who was employed by the Company or its affiliates as of the Date of Termination or who left the employment of the Company or its affiliates coincident with, or within one (1) year prior to or after, the Date of Termination;
(iii)    solicit or explicitly encourage any person that serves as a contractor or consultant of the Company or its affiliates to discontinue providing services to the Company or any affiliate of the Company;
(iv)    call on, solicit or service any customer or client of the Company or its affiliates with the intent of selling or attempting to sell any service or product the same or substantially similar to the services or products sold by the Company or its affiliates; or
(v)    in any way materially interfere with the relationship between the Company or its affiliates and any customer, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relationship) of the Company or any of its affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, any of its affiliates or any of their operations, officers, directors or investors).
(b)    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section to be reasonable, if a final judicial determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction or arbitrator finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c)    For purposes of this Agreement, “Restricted Period” shall mean the period which commenced on the Closing, January 23, 2017 and ending twelve (12) months following the Date of Termination.
(d)    The existence of any claim or cause of action by Executive against the Company or any of its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 6, 7 or 8, which Sections will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, Executive will not be prohibited from pursuing such claims or causes of action against the Company (to the extent such claims or causes of action were not waived or released hereunder). Executive consents to the Company notifying any future employer of Executive’s obligations under Section 6, 7 and 8 of this Agreement and Company agrees to provide Executive copies of any such written notices contemporaneously with any such transmittal to others.
(e)    In the event of any breach or violation by Executive of this Section 6, the Restricted Period will be tolled until such breach or violation has been duly cured.
7.    Non-Competition.
(a)    During the Non-Compete Period (as defined below), Executive shall not (without the express written agreement of the Board), whether on Executive’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly whether as owner, partner, investor, consultant, agent, executive, co-venturer or otherwise (other than through ownership of publicly-traded capital stock of a corporation which represents less than two percent (2%) of the outstanding capital stock of such corporation), (i) compete with the Company or any parent, subsidiary or affiliate thereof in any business activities relating to the data storage industry in any state in the United States which the Company or any parent, subsidiary or affiliate thereof conducts business or sells products or services relating to the data storage industry, or (ii) undertake any planning for any business competitive with the Company or any parent, subsidiary or affiliate thereof relating to the data storage industry in any state in the United States which the Company or any parent, subsidiary or affiliate thereof conducts such business or sells such products or services.
(b)    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section to be reasonable, if a final judicial determination is made by an arbitrator or court of competent jurisdiction that the time or territory’ or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction or arbitrator finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein or any other provision of this Agreement.

(c)    The existence of any claim or cause of action by Executive against the Company or any of its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 6, 7 or 8, which Sections will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing. Executive will not be prohibited from pursuing such claims or causes of action against the Company (to the extent such claims or causes of action were not waived or released hereunder). Executive consents to the Company notifying any future employer of Executive’s obligations under Sections 6, 7 or 8 of this Agreement and Company agrees to provide Executive copies of any such written notices contemporaneously with any such transmittal to others.
(d)    For purposes of this Agreement, “Non-Compete Period” shall mean the period which commenced on the Closing, January 23, 2017 and ending six (6) months following the Date of Termination.
(e)    In the event of a breach or violation by Executive of this Section 7 the Non-Compete Period will be tolled until such breach or violation has been duly cured.
8.    Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 6 or 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law. The Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available under the laws of the State of Texas.
9.    Proprietary Information and Inventions Agreement. As a condition of employment with the Company, Executive was required to sign the Company’s Proprietary Information and Inventions Agreement, and Executive executed and delivered such Agreement on November 21, 2016 (the “Proprietary Information Agreement.”). Executive acknowledges and agrees that notwithstanding the termination of Executive’s employment, the Proprietary Information Agreement and all of Executive’s obligations thereunder continue in effect and Executive’s continued compliance with the Proprietary Information Agreement is a condition to the receipt and retention of the Severance Payment.
10.    Return of Company Property. Executive agrees and represents that Executive has returned or will, following the execution of this Agreement, promptly return all Company equipment and property, including, without limitation, all notes, memoranda, correspondence, files, records, reports, notebooks, technical charts or diagrams, customer lists or information, sales and marketing information, software, equipment, materials, keys and credit cards, and other data, and all copies thereof, and all other tangible Company property, which was in Executive’s possession or under Executive’s control at the time of Executive’s termination. In addition, Executive agrees that Executive has provided to the Company all password and similar information which will be necessary or useful for the Company to access materials on which Executive worked or to otherwise continue in its business. Company acknowledges that on or about February 8, 2017, Executive returned to Company (in care of John Westfield) all security cards providing access to the building and offices. Executive acknowledges that all papers in Executive’s desk are Company property. Company acknowledges that all passwords and access to all Company electronic records have been provided by Executive to Company’s IT Director Greg Harvey. Notwithstanding the foregoing, Executive understands, and the Company agrees and acknowledges, that Executive may keep Executive’s personal copies of (i) Executive’s compensation and expense reimbursement records, and (ii) Executive’s copy of this Agreement and all agreements to which Executive is or was a party.
11.    Miscellaneous.
(a)    Governing Law; Arbitration.
(i)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas or applicable federal law, except that the Federal Arbitration Act shall govern the arbitration clauses of this Agreement.
(ii)    Arbitration of all Disputes. In the event of any complaints, causes of action, disputes, claims or controversies (“claims”) between Executive and Company, arising from or related to this Agreement, all such claims will be resolved through binding arbitration in accordance with the arbitration clauses set forth in the Employment Agreement. For the avoidance of doubt, this clause shall in no way and to no extent limit or restrict the releases and waivers of claims made by Executive in this Agreement.
(b)    Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and those incorporated herein.
(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)    Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force or effect. This Agreement may be assigned by the Company to a person or entity that, is an affiliate or a successor in interest to substantially all of the business operations of the Company. The Company shall provide Executive with prompt written notice of any such assignment identifying the assignee and assignee’s contact information for purposes of compliance with the notice provision of the Escrow Agreement if at the time of such assignment any amounts are then still held in the Escrow Fund. Any assignment of this Agreement by the Company or Executive shall not release the Company or Executive, respectively, of its or his obligations under this Agreement.

(f)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, variously, of the parties to this Agreement.
(g)    Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company or Imation and/or their affiliates regarding the terms and conditions regarding Executive’s termination of employment with the Company and/or its affiliates. In the event of any conflict between the terms of this Agreement and the terms of the Employment Agreement or the Escrow Agreement, the terms of this Agreement shall control.
(h)    Counterparts. This Agreement may be executed by facsimile or PDF signature and in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(i)    Executive’s Representations. Executive hereby represents and warrants to the Company that (i) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (iii) Executive is not a party to or bound by any employment, noncompetition, confidentiality or other similar agreement with any other Person except prior employers, and Executive represents and warrants that none of said prior agreements prohibit or in any way interfere with Executive’s performance under this Agreement, and (iv) upon the execution by all parties and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein, and that the parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(j)    Effective Date. The parties acknowledge and agree that the space on the signature page hereto provided for the Escrow Agent to insert the Effective Date of this Agreement, is provided in accordance with the terms of the Escrow Agreement to which the Escrow Agent is a party. Notwithstanding the foregoing, or any date inserted by the Escrow Agent in the space on the signature page, or any other term hereof or of the Escrow Agreement or the Employment Agreement to the contrary, the parties hereto agree that subject to Section 12, this Agreement is effective on the Effective Date.
12.    Revocation. Executive acknowledges that he has been informed of his right to review and consider this Agreement for 21 calendar days, if he so chooses. Executive acknowledge and agrees that in the event Executive does not execute and deliver this Agreement no later than the 21st calendar day after receipt, that the Company will not be obligated to pay or allow the disbursement of Escrow Funds for the payment of any Severance Payment. Executive further agrees and acknowledges that (a) the waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”) and Older Worker Benefits Protection Act; (b) Executive understands the terms of this Agreement; (c) the Company advises you to consult with an attorney prior to executing this Agreement. Executive understands that if Executive wishes to revoke this Agreement for any reason or for no reason at all, Executive may do so during the first seven (7) calendar days following Executive’s signing it (the “Revocation Period”) by delivering written notice of such revocation to Rodney A. Bienvenu, Jr., Nexsan Corporation c/o Spear Point Capital Management LLC, 400 Poydras St. Suite 2100, New Orleans, LA 70130, no later than 11:59 p.m. on the seventh day following Executive’s signature. Executive also understands that if no such notice of revocation is delivered by the date and time indicated, this Agreement shall become effective and enforceable as of the date first written above. In the event Executive revokes this Agreement, such revocation will not affect Executive’s termination of employment or the Date of Termination, Executive will remain bound by the obligations under the Employment Agreement which continue after termination of employment, and the Company will have no obligation to pay, or allow the disbursement of any Escrow Funds for the payment of, any Severance Payment whatsoever.
13.    Legal Expenses. The Company will pay Executive five thousand dollars ($5,000) to defray Executive’s personal legal fees incurred in connection with the drafting and negotiation of this Agreement and an agreement (if any) related to the appointment of Executive as a director of the Company’s parent corporation. The parties acknowledge and agree that the Company has no other obligation with respect to Executive’s legal fees or other personal expenses.
[Signature Page Follows]
(a)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
COMPANY
Nexsan Corporation

By:    /s/ Trevor Colhoun

Name:    Trevor Colhoun
Title:    Duly Authorized Representative

IMATION
Imation Corp.

By:    /s/ Joseph De Perio

Name:    Joseph De Perio
Title:    Non-Executive Chairman

EXECUTIVE

/s/ Robert B. Fernander

Robert B. Fernander

Effective Date as completed by Escrow Agent pursuant to Escrow Agreement:

__________________, 2017

Signature Page

Exhibit A
Joint Escrow Instructions
Date: ________

Clint Parsley
604 W. 12th Street
Austin, Texas 78701
Email: clint@parsleylegal.com

Re:	Escrow Disbursement Instructions Pursuant to that certain Escrow Agreement with Contract Attached dated January 23, 2017
Dear Mr. Parsley
In accordance with the above-referenced Agreement, the undersigned hereby notify you in your capacity as Escrow Agent, that Executive’s employment has terminated on March 7, 2017.
Accordingly, please (i) disburse and pay $300,000 of the Escrow Fund directly to Executive, less applicable, lawful employment tax deductions, (ii) report to the Payroll Provider the net amount disbursed to Executive and promptly pay such withheld employment tax deduction amounts to the Payroll Provider for the benefit of Executive; and (iii) following the Escrow Agent’s disbursement of the net disbursement to Executive and disbursement of the employment tax deductions to Payroll Provider for the benefit of Executive as authorized by this instruction, retain the remaining $150,000 of the Escrow Fund until receipt of further joint escrow disbursement instructions from Nexsan, Imation and Executive, or, if such joint instructions are not received by the Escrow Agent no later than the date which is 30 days after the Effective Date of the Severance Agreement, then such remaining amount of the Escrow Fund shall be disbursed to Imation.
In addition, please fill in the Effective Date in the Severance Agreement executed by Executive and deposited with Escrow Agent, which date shall be March 7, 2017, in the space provided on the signature page of the Severance Agreement, and contemporaneously with the above-referenced disbursement to Executive, please transmit the dated, executed original of the Severance Agreement to Nexsan with copies to Imation and Executive.
Very truly yours,

Nexsan Corporation By: ___________________ Name: ___________________ Title: ___________________	Imation Corp. By: ___________________ Name: ___________________ Title: ___________________
_________________________ Robert B. Fernander